Exhibit 3.3

                                     FORM OF
    CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS OF $1,000
              PAR VALUE 10%, CONVERTIBLE PREFERRED STOCK, SERIES A
                                       OF

                        PRECISION PLASTICS MOLDING, INC.

     Precision Plastics Molding, 1nc. (the "Company"), a Nevada corporation, hereby certifies as follows:

     WHEREAS, The Articles of Incorporation provide for the issuance of preferred shares with designations, preferences, privileges and rights as provided herein, and

     WHEREAS, The Board of Directors desires to corm the rights, preferences, and privileges relating to the $1,000 par value, 10% Convertible Preferred Stock, Class A ("Preferred Stock"); and

     Pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation, and pursuant to the provisions of Nevada law, the Board on September 2:1, 1998, consented to the adoption of the following resolution providing for the issuance of Preferred Stock:

     RESOLVED, that a series of preferred stock of the Company be and is hereby authorized and given the designation of $1,000 par value, ten percent (10%), Class A Convertible Preferred Stock, , the series to consist of a maximum of 1,000 shares of the par value of $1,000 per share, of which the preferences, relative rights and limitations thereof shall be as follows:

     1. DIVIDENDS. The Preferred Stock shall be entitled to receive yearly dividends at the rate of 10% of the par value of the Preferred Stock per annum. Such dividends shall be payable quarterly on the first days) of January, April, July end October. ("Quarterly Dividend") beginning January 1, 1999. The
Quarterly Dividend shall be fully cumulative and shall accrue whether or not earned, without interest, from the date of issuance. No dividends shall be paid upon or set apart for the common stock of the Company unless the accrued Quarterly Dividends shall have been fully paid

     2. CONVERSION. Each share of Preferred Stock shall be convertible at the option of the investor, into Units consisting of four hundred (400) shares of fully paid and non-assessable shares of common stock and warrants to purchase 200 shares of common stock at $4.50 per share. The Preferred Stock may be converted at any time after-120 days after the closing of the Company's intended initial public offering ("Conversion"). Following Conversion, all accrued and unpaid dividends on Preferred Stock shall remain accrued until paid

     3. LIQUIDATION PREFERENCES. Each share of Preferred Stock is entitled to payment of $1,000 upon liquidation of the Company after payment of all other obligations of the Company and before distribution to any holder of Common Stock. If the assets of the Company are insufficient to permit payment to the holders of the Series A Preferred Stock. of their full preferential. amounts,. then such assets shall be distributed ratably among the outstanding Class Preferred Stockholders. Subject to such preferential rights, the holders of the Common Stock shall receive ratably, all remaining assets of the Company.

     4. VOTING RIGHTS. The Series A Preferred Stock is nonvoting as to the election of directors and other matters upon which holders of Common Stock are entitled to vote.

     5. CALL PROVISIONS. The Company may, upon 30 days notice, redeem all or any part of the Preferred Stock, at any time, or from time to time, at $1,10 per share plus in each case a sum equal to all accumulated and unpaid dividends as declared on the date fined for redemptions.

     6. REGISTRATION RIGHTS. If the Company undertakes a registration of its Common Stock for a public offering, the holders of the Common Stock issued upon conversion of the Series A Preferred Stock and the Common Stock issued upon conversion and upon exercise of the Warrants will have the right to register such Common Stock at the Company's expense and on a pro rata basis, subject to approval by state regulatory agencies and the underwriter of such registration.

     7. ANTI-DILUTION PROVISIONS.

         (a) STOCK SPLITS AND REVERSE SPLITS. In case the Company shall at any time subdivide its outstanding shares of common stock into a greater number of shares or declare a dividend upon its common stock payable in stock or other securities of the Company, the number of common shares into which the Preferred Stock is convertible immediately prior to such subdivision shall be proportionately increased Conversely, in case the Company shall at any time combine Its outstanding shares of common stock into a smaller number of shares, the number of common shares into which the Preferred Stock is convertible, shall immediately prior to such combination, be proportionately reduced

         (b) AFFECT OF REORGANIZATION AND ASSET SALES. If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation, shall be effected in such a way that holders of common stock shall be entitled to receive stock, securities or assets with respect to, or in exchange for common stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby each holder of Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein, and in lieu of the shares of the common stock of the Company immediately theretofore receivable upon the conversion of such Preferred Stock, such shares of stock or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such common stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place. In any such case, appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock or assets thereafter deliverable upon the conversion of such Preferred Stock. The Company shall give holder notice thirty days prior to cbnsurrimation of such transaction along with relevant information regarding the transaction. The Company shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each Preferred Stockholder, the obligation to deliver to such Preferred Stockholder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Preferred Stockholder may be entitled to receive, and containing the express assumption of such successor corporation of the due and punctual performance and observance of every provision of this to be performed and observed by the Company and all liabilities and obligations of the Company hereunder.

     5. PREEMPTIVE RIGHTS. The Preferred Stock shall have no preemptive rights.

               (Remainder of this page intentionally left blank.)

The undersigned by signing where indicated below hereby certifies the above obligations of the Company.

DATED this 27th day of April 1999

                                        PRECISION PLASTICS MOLDING, INC.


                                        By: /s/ David D. Westfere
                                            ------------------------------------
                                            Officer of the Company


STATE OF ARIZONA            )
                            ) ss.
County of Maricopa          )

     SUBSCRIBED AND SWORN to before me this 27th day of April 1999, by David D. Westere who acknowledges himself to be, and/or is known by me to be, an officer of Precision Plastics Molding, Inc.

My Commission Expires:

June 10, 2001                           /s/ Marcie G. Brown
                                            ------------------------------------
                                            Notary Public